EXHIBIT 99.1

For Immediate Release

Meta Financial Group, Inc. ® Announces New Board Member

Elizabeth “Betty” Hoople to join Board of Directors
Jeanne Partlow to retire from Board after 19 years of service

SIOUX FALLS, S.D. (10/27/14) – Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) and MetaBank announced today that Elizabeth G. “Betty” Hoople has joined the company’s Board of Directors and that Jeanne Partlow will retire from its Board of Directors following Meta’s annual meeting in January, 2015 at the end of her current term.

Ms. Hoople, 56, retired from Wells Fargo & Co. in 2013 as Senior Vice President and Head of Marketing for Wells Fargo’s Credit Card division and currently is a San Francisco-based strategic marketing and payments industry consultant.  "Betty brings tremendous marketing, payments, banking and leadership expertise and experience to Meta’s Board" said J. Tyler Haahr, Chairman and CEO.

Ms. Hoople, who joined Wells Fargo in 1998, led new product and strategic marketing initiatives for Wells Fargo’s consumer credit card portfolio.  With over 30 years in the banking industry, she also held management positions at Citibank and Providian Financial.  During her career, Ms. Hoople was an innovation leader who introduced the world’s first major Photocard and sought new ways to use the internet, mobile and social media to advertise, connect and empower customers.  She holds four patents for the development of My Spending Report, an online personal financial tool on wellsfargo.com, and launched over ten successful card products, loyalty programs and new payment functionalities.

Ms. Partlow, 81, has served as a director since 1996 and has made invaluable contributions to Meta’s growth and diversification.  “Jeanne has been the consummate director and a trusted advisor over the past two decades,” said Chairman and CEO, J. Tyler Haahr.  “She has brought a tremendous depth of knowledge and experience to the Board.  Jeanne will be greatly missed throughout the organization.”

“I am proud to have served as a director of Meta for almost 20 years and during a period of unprecedented growth of the Companies,” said Ms. Partlow.  “Meta is a great company with outstanding opportunities and this is the right time for me to make this transition.  I look forward to watching Meta’s continued success over the coming years.”

Ms. Partlow retired in June 1998 as President of the Iowa Savings Bank Division of MetaBank, located in Des Moines, Iowa. She was President, Chief Executive Officer and Chairman of the Board of Iowa Savings Bank, F.S.B., from 1986 until the end of December 1995, when Iowa Savings Bank was acquired by and became a division of MetaBank. Ms. Partlow is a past member of the Board of Directors of the Federal Home Loan Bank of Des Moines, with over 30 years of bank management experience.

About Meta Financial Group®
Meta Financial Group, Inc. ® is the holding company for its wholly-owned subsidiary, MetaBank®, a federally chartered savings bank.  Headquartered in Sioux Falls, South Dakota, MetaBank's primary banking businesses are deposits, loans and other financial products and services to meet the needs of its commercial, agricultural and retail customers. MetaBank operates 11 bank offices in four market areas: Central Iowa; Northwest Iowa; Brookings, S.D.; and Sioux Empire, S.D.  MetaBank's electronic payments division, Meta Payment Systems (MPS), is a leading provider of prepaid, credit and emerging payments solutions and ACH origination. MPS is also the largest sponsor of ATMs in the United States.

Media Contact:
Eric Backstrom
Director of Marketing and Communications
Phone: 605.782.0908
ebackstrom@metapay.com

This press release and other important information about the Company are available at www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank® (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this press release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.